Exhibit 10.7

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NATURAL GAS PURCHASE AGREEMENT
Date: December 23, 2004

Seller:

BREK PETROLEUM, INC.

1100 Melville Street, Suite 600
Vancouver BC V6E 4A
Telephone:
Facsimile: 604 664 0672
E-mail: rick@jeffsco.com
anne@dacostacorp.com
Contact: Rick Jeffs
Anne McFadden
Tax ID No.: 98-0355707
Buyer:

RIVERBEND GAS GATHERING, L.L.C.

14 Inverness Drive East, Suite H-236
Englewood, Colorado 80112
Telephone: Telephone: (303) 483-0044
Facsimile: (303) 483-0011
E-Mail:  mchoury@gascoenergy.com
Contact: Marl J. Choury
Tax ID No.: 43-2049794

Seller owns or controls quantities of natural gas which it desires to sell to Buyer, and Buyer desires to purchase quantities of natural gas from Seller, all on the terms and provisions set forth below. Seller and Buyer therefore agree as follows:

1. Seller’s Commitment of Natural Gas. Subject to the terms of this Agreement and the terms and conditions set forth in the form of Confirmation Letter attached as Exhibit “A” hereto and as may be executed by the parties from time to time, Seller hereby commits to this Agreement all of Seller’s natural gas (hereinafter “Gas”) produced and saved from the leases and leasehold interests now owned and as described on Exhibit “B” and any leases and leasehold interests hereinafter acquired within the Area of Mutual Interests depicted on Exhibit “B-1” (hereinafter collectively “the Leases”) for a period of fifteen (15) years from the effective date. Thereafter, this Agreement and Seller’s commitment of Gas hereunder shall continue automatically for consecutive renewal terms of one (1) year until terminated by either party providing written notice to the other party at least ninety. (90) days prior to the expiration of the primary term, or any subsequent renewal term. Seller covenants and agrees to sell and deliver the same to Buyer at the points of delivery set forth in the Confirmation Letters to be executed by the parties without other disposition except as herein otherwise provided. The foregoing shall be covenants running with the land and any conveyance, assignment, sale or other transfer, including any contribution to the drilling and/or exploration effort of another producer, of all or a portion of the Leases covered by these covenants shall include and be subject thereto. Seller shall require any purchaser, assignee or transferee of any portion of Seller’s interest in the Leases to ratify this Agreement and to expressly assume and agree to the terms hereto to the extent of the portion of the Leases received from Seller by that party. Seller agrees to notify Buyer promptly of any such conveyance, assignment, transfer or contribution.

2. Nomination Confirmation. Approximately ten (10) business days prior to the first day of each production month or at a time mutually agreed upon by the parties, Seller and Buyer will reach agreement on the quantities of natural gas to be purchased and sold during that period at the points of delivery set forth in the Confirmation Letter. Seller shall transmit this “nomination confirmation” via fax and e-mail to Buyer.

3. Purchase Price. The purchase price for sold volumes shall be set forth in the Confirmation Letter(s) as executed by and between the parties from time to time. The purchase price, however, shall at all times be equal to the amount per MMBtu paid to and received by Gasco Energy, Inc. or any of its subsidiaries or affiliates (“GASCO”), on all gas sold during same timeframe from said points of delivery under such purchase agreements, either with Seller or with third parties as may be entered into by GASCO from time to time. Said amount shall equal the gross sales price of the gas sold minus: (a) a gathering and transportation fee of not more than $0.23 per MMBtu adjusted as provided herein; (b) fuel, line loss, shrinkage and unaccounted for gas not to exceed 6% under normal operating conditions; and (c) compression charges in an amount not to exceed $0.07 per MMBtu per stage of compression from the points of delivery to the receipt point(s) on the Questar mainline, adjusted as provided herein. The parties acknowledge and agree that the deductions authorized under 3.(b) above may temporarily exceed 6% due to unavoidable losses resulting from construction, maintenance and other necessary and appropriate operations on the gathering system. In no event shall the deductions provided for in 3.(b) above exceed 6% for more than 15 consecutive days or 30 days in the aggregate during any 12 month period or a maximum of 8%. The gathering fee and compression fee will be adjusted on an annual basis in proportion to the percentage change in the Consumer Price Index for All Urban Consumers (CPI-U) as published by the United States Department of Labor. The adjustment shall be made effective January 1 of each year beginning January 1, 2006, and shall reflect the percentage change in the aforesaid Consumer Price Index for All Urban Consumers (CPI-U) as it existed for January of the immediately preceding year. In no event will the adjustment in any year be less than a 2% nor more than a 4% increase over the previous year’s fees.

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4. Additional Fees. In addition, Seller shall pay its proportionate share on a leasehold basis of meter fees in the amount of $250.00 per month per well for each well up to the first 50 wells connected to Seller’s gas gathering system. For each well over 50 wells, Seller shall pay its proportionate share of a meter fee of $150.00 per month per well. The metering fee will be adjusted on an annual basis in proportion to the percentage change in the Consumer Price Index for All Urban Consumers (CPI-U) as it existed for January of the immediately preceding year. In no event will the adjustment in any year be less than a 2% or more than a 4% increase over the previous year’s fees. Seller shall pay Buyer $0.03 per MMBtu as a marketing fee for the marketing of Seller’s gas and shall reimburse Buyer for Seller’s proportionate share of any third party marketing fees incurred by Buyer up to $0.05 per MMBtu. The combined total of such marketing fees shall not exceed $0.08 per MMBtu.

5. Payment. Buyer shall pay Seller by check, using its best efforts to courier the check to Seller by the end of fourteen days following the Buyer’s receipt of payment for the sale of Seller’s gas. The parties will review this payment provision after six months. Any change to this payment provision requires the written consent of both parties. In the event of any inaccuracy in or dispute as to any billing or payment, the parties shall cooperate in good faith to resolve such matter expeditiously. Buyer shall send a statement to Seller with the check detailing the following: (a) total volume (MMBtu) and gallons per Mcf of Seller’s gas measured at the points of delivery and total field volume; (b) total fuel gas quantity and lost and unaccounted for gas quantity attributable to Seller’s sold volumes; (c) gas plant products, if any, and the volume of residue gas attributable to Seller’s sold volumes. At the request of Seller, or if required by law, rule or regulation, Buyer shall withhold from sums otherwise due Seller hereunder and shall pay all production, severance or similar taxes and all royalties, overriding royalties and similar burden payments levied, assessed, charged against, or attributable to the natural gas sold hereunder prior to delivery to Buyer hereunder. Seller shall furnish such assessments, statements, invoices, division orders, or other documents as Buyer may reasonably require for the purpose of identifying each such payment and the persons entitled thereto.

Each party shall have the right, at its own expense, and upon reasonable notice and at reasonable times, to inspect and audit the books and records of the other party to the extent necessary to verify the accuracy of any charge, adjustment, payment or computation hereunder. In addition, Buyer shall make available upon request and Seller shall have the right, at its own expense and upon reasonable notice and at reasonable times, to inspect and audit the books, records and natural gas purchase and sales agreements of GASCO to the extent necessary to verify the gross sales price and net sales amounts received by GASCO, together with all gathering, transportation, compression, and other charges paid by Gasco for gas transported from the points of delivery common to GASCO and Seller. All charges and payments shall be conclusively deemed final unless objected to in writing within twelve months following the month of delivery of the natural gas which is the subject of such charge or payment.

6. Measurement and Title. The measurement of natural gas delivered hereunder shall be performed by Buyer at the inlet of Buyer’s metering facilities located at Seller’s lease line or separation point or at such other points of delivery as may be mutually agreed upon in writing by the parties from time to time and as set forth in Confirmation Letter(s). Title shall pass to Buyer at said points of delivery. Seller shall have responsibility for and assume any liability with respect to natural gas prior to delivery to Buyer at the points of delivery, and Buyer shall have responsibility for and assume any liability with respect to natural gas after delivery to Buyer at the points of delivery. Seller warrants that it will have and deliver good and merchantable title to all natural gas sold hereunder, tree of all liens, claims, and encumbrances. Buyer, at its expense, shall furnish, install, operate, and maintain a suitable orifice meter at all points of delivery of the gas covered hereby. Each meter installed by Buyer shall be a meter acceptable in the industry and each meter shall be installed and operated in accordance with the requirements of applicable provisions in ANSI/API 2530, “Orifice Metering of Natural Gas” (American Gas Association Gas Measurement Committee Report No.3) of the Natural Gas Department of the American Gas Association as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the parties. In the event of any question arising as to the accuracy of any meters, the meter or meters shall be tested upon demand of either party. The expense of any such test shall be borne by the party demanding same if the meter registration is found to be correct, and by Buyer if found to be incorrect Seller may, at its option and sole expense, install, maintain, and operate check meters and other equipment to check Buyer’s meters provided, however, that such check meters and other equipment shall not interfere with the operation of any of Buyer’s facilities. At least semi--annually, Buyer shall calibrate all meters installed at Seller’s points of delivery in accordance with industry standards and make adjustments as necessary.

7. Indemnification. Seller shall indemnify Buyer and save it harmless from all losses, costs, and liabilities of whatsoever nature (including, without limitation, attorneys fees and costs) arising out of claims of title, personal injury or death, and property damage from natural gas delivered hereunder or charges thereon which attach prior to the passage of title to Buyer. Buyer shall indemnify Seller and save it harmless from all losses, costs, and liabilities of whatsoever nature (including, without limitation, attorneys fees and costs) arising out of claims of title, personal injury or death, and property damage from natural gas delivered hereunder or charges thereon which attach after the passage of title to Buyer. In the event of any claim adverse to Seller’s title, Buyer may, but shall not be required to, withhold payment for the natural gas at issue pending the resolution of such claim or the posting of security in form and amount acceptable to Buyer.

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8. Force Maieure. The term “force majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the party claiming suspension and which, by the exercise of reasonable diligence, such party is unable to prevent or overcome. Such term shall likewise include, but not be limited to: Acts of God; acts, omissions to act and or delays in action of an Indian Tribe or federal, state or local government or any agency thereof; compliance with rules, regulations or orders of any governmental authority or any office, department, agency or instrumentality thereof; strikes, lockouts or other industrial disturbances; acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquake; fires; storms; floods; washouts; winter weather, spring thaw or other inclement weather; civil disturbances; interruptions by governmental or court orders; present and future valid orders of any regulatory body having jurisdiction; explosions; the interruption or suspension of the receipt or delivery of Gas hereunder due to the inability, failure or refusal of any party not a party to this Agreement to receive or deliver such gas; breakage or accident to, or routine maintenance and repair of, machinery or lines or pipes, compressors or plants; well blowouts; freezing of Wells, or lines of pipe, sudden partial or sudden entire failure of gas wells; failure to obtain materials and supplies due to governmental regulations; or the inability of either party to acquire, or the delays on the part of such party in acquiring at reasonable cost and after the exercise of reasonable diligence, materials and supplies; permits and consents, and easements and/or rights-of-way.

In the event either party hereto is rendered, wholly or in part, by force majeure, unable to carry out its obligations under this Agreement other than to indemnify or to make payments of any amount due hereunder, it is agreed that, upon such party giving notice and full particulars of such force majeure, in writing (which can be effected by facsimile, an e-mail, or other electronic media) to the other party as soon as possible after the occurrence of the causes relied on, then the obligation of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch; provided, however, that this provision shall not require the settlement of strikes, lockouts or litigation by acceding to the demands of the opposing parties when such course is inadvisable in the discretion of the party hereto having the difficulty. Notwithstanding the foregoing, Buyer’s inability to make payments to Seller for gas that is lost due to explosion, breakage or accident of Buyer’s pipelines, compressors or plants not reasonably within the control of Buyer or which, by the exercise of reasonable diligence, Buyer was unable to prevent or control, shall constitute an event of force majeure hereunder.

9. Quality. All natural gas delivered to Buyer shall meet the quality and pressure specifications and requirements of the receiving pipeline. Seller shall be solely responsible for, and shall indemnify and save Buyer harmless against, all fees, charges, penalties, losses, costs, and liabilities of whatsoever nature (including without limitation, attorneys fees and costs) arising out of Seller’s failure to deliver natural gas meeting the applicable specifications and requirements. Buyer shall, concurrent with the execution of this Agreement, deliver to Seller, in writing, the applicable specifications and requirements for the gas to be delivered hereunder.

Buyer may test Seller’s gas delivered hereunder for adherence to such specifications, such testing to be in accordance with generally accepted industry standards and procedures. If the gas delivered by Seller does not meet the specifications set forth above, Buyer may, at its option, refuse to accept delivery of said gas into its gathering facilities. If Seller shall deliver gas to Buyer which exceeds the maximum pressure specifications, or fails to meet the quality specifications above referenced, Seller shall be responsible for any damages caused to Buyer’s gathering facilities and any other damages resulting from Seller’s delivery of such non-conforming gas. If Seller fails to conform its gas to the specifications and requirements, Buyer may, at its option, elect to accept such non-conforming gas, condition the same to conform to the above specifications and charge Seller a mutually acceptable condition fee. If neither party elects to condition the gas to conform to the above specifications, then Seller, at its option and upon sixty (60) days prior written notice to Buyer, shall have the right to obtain the release of such non-conforming gas from the Agreement.

Should Buyer elect to accept and pay for non-conforming gas, Buyer shall not be deemed to have waived any of its rights hereunder and shall nevertheless be entitled, at any time and from time to time, to enforce the quality provisions hereof and refuse to accept delivery of any volumes of non-conforming gas from Seller.

At least semi-annually, Buyer shall take samples from each of Seller’s wells at the points of delivery and have such samples analyzed by chromatograph analysis or other mutually agreeable and generally accepted industry methodology to determine the liquids content by component and the heating value of such gas. Buyer shall have the right to take and analyze a spot gas sample prior to the regularly scheduled sampling. Additionally, upon Seller’s written request to Buyer and at Seller’s sole cost and expense, Buyer shall take and analyze gas samples more frequently. All gas samples taken hereunder shall be taken at such times as are reasonably mutually agreeable so to produce a representative sample of the gas produced and Seller shall be pennitted to be present at such sampling and permitted to take its own split sample. The gross heating value calculation of such samples will use the BTU values assigned to the various hydrocarbon components as adjusted and updated from time to time by using as a base those values set forth in the most current GPA publication 2145 in effect at the time the gross heating value calculation is derived under the provisions of this agreement.

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10. Miscellaneous.
a. Imbalances. Each party shall use commercially reasonable efforts to avoid the imposition of imbalance charges and shall be responsible for the payment of any imbalance charges resulting from its actions or inactions.

b. Notice. Any notice hereunder shall be in writing any may be personally delivered, sent by recognized overnight express courier, e-mail, or by facsimile, to the address or facsimile number set forth above (or to such other address or facsimile number as a party may direct by written notice to the other) and shall be effective upon receipt.
c. Governing Law. This agreement shall be construed in accordance with the laws of the State of Colorado, excluding any conflict of law rule, which would result in the application of the law of another jurisdiction.

d. Waiver. No waiver of any breach of this agreement shall constitute a waiver of any other or any subsequent breach.

e. Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties. However, no party may assign this agreement, or any rights hereunder, without the prior written consent of the other party, not to be unreasonably withheld.

f. Partial Invalidity. If any provision of this agreement is determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision of this agreement.

g. Integration. This agreement together with future Exhibit “A” confirmation letter(s) sets forth the entire agreement of the parties as to the subject matter hereof and 10 supersedes all prior understandings and agreements, whether oral or written. Any amendment of supplement hereto shall be in writing.

Paragraph headings used herein are for convenience only and. shall not be used in construing this Agreement.

h. Authority. Each party represents that it has full authority to enter into this agreement and to perform its obligations hereunder.

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i. Arbitration. In the event of any dispute hereunder, an authorized representative of each of the parties shall endeavor in good faith to resolve the matter in a timely manner. Any dispute not so resolved shall be submitted to a qualified arbitrator, acceptable to both parties, having expertise in the subject matter of the dispute, in arbitration proceedings conducted in Denver, Colorado, in accordance with the commercial Arbitration Rules of the American Arbitration Association. The arbitrator may, but shall not be required to, award fees and costs (including attorneys’ fees and costs) to the prevailing party.

j.  Rules and Regulations. This agreement is subject to all laws, rules, regulations, and orders of governmental agencies having jurisdiction over the subject matter hereof.

k. Confidentiality. The terms and provisions of this Agreement are confidential and proprietary to the parties and shall not be disclosed by either party to third persons without the prior written consent of the other party, except as may be required by law.

l. Conflict with Confinnation Letter. In the event of a conflict between any term or provision of this Agreement and any term or provision of a Confirmation letter issued hereunder, the term or provision of the Confirmation Letter shall control.

Executed as of the date written above.

Seller: BREK PETROLEUM, INC. By: /s/ Richard N. Jeffs Title: President Date: December 17, 2004	Buyer: RIVERBEND GAS GATHERING, L.L.C. By: /s/ Michael K. Decker Title: Executive V.P. and COO Date: December 23, 2004

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EXHIBIT “A”
CONFIRMATION LETTER ISSUED UNDER
NATURAL GAS PURCHASE AGREEMENT

Date:

Seller:                       Buyer:

BREK PETROLEUM, INC.
1100 Melville Street, Suite 600
Vancouver BC V6E 4A6 Telephone:
Facsimile: (604) 664-0672

E-mail:________________________________

Contact:________________________________

Tax ID No:________________________________

RIVERBEND GAS GATHERING, L.L.C.
14 Inverness Drive East, Suite H-236
Englewood, Colorado 80112
Telephone: (303) 483-0044
Facsimile: (303) 483-0011

E-mail:________________________________

Contact:________________________________

Tax ID No:________________________________

Buyer and Seller confirm the following transaction between Buyer and Seller pursuant to the Natural Gas Purchase Agreement identified above:

Confirmation Date:________________________________

Period of Delivery:________________________________

Purchase Price:[insert contract price or prices, i.e. final sale price, incremental volumes based on index, shortfalls, etc.]

Quantity: 100% of Seller’s production from the points of delivery.

Points of Delivery: Well or Lease meter facilities located at:

In the event of a conflict between any terms or provision of the Natural Gas Purchase Agreement identified above and any term or provision of this Confirmation Letter, the term or provision of this Confirmation Letter shall control.